SUPPLEMENT NO. 1 TO
                           OFFER TO PURCHASE FOR CASH
                          by Bighorn Associates LLC of
             up to 148,000 units of limited partnership interest in
              Resources Accrued Mortgage Investors L.P.-Series 86,
                         a Delaware Limited Partnership,
                            for $22 per unit in Cash

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        OUR OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT
      12:00 MIDNIGHT NEW YORK TIME, ON DECEMBER 31, 1999, UNLESS EXTENDED.
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      On November 17, 1999, we offered to purchase up to 148,000 (44.85%) of the outstanding units of limited partnership interest of Resources Accrued Mortgage Investors L.P.-Series 86 ("your partnership") for a purchase price of $22 per limited partnership interest, net to you in cash, without interest, upon the terms and subject to the conditions set forth in our offer to purchase dated November 17, 1999 and in the related letter of transmittal. Capitalized terms used in this Supplement No. 1 that are not defined shall have the meaning given such term in our offer to purchase.

      The purpose of this Supplement No. 1 is to advise you that we have extended the expiration date of our offer so that our offer will now expire at 12:00 midnight, New York time on December 31, 1999.

                                    BIGHORN ASSOCIATES  L.L.C.

            December 14, 1999